Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) effective March ___, 2013 (the “Effective Date”) by and between Lilien Systems, a California corporation (“Lilien”), and                                      (the“Executive”) (collectively, the “Parties”).

WHEREAS, Lilien desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to become employed with Lilien on the terms and conditions set forth herein and enter into such agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.     Effectiveness; Term of Employment.

a.     Effectiveness.   This Agreement shall constitute a binding agreement between the parties as of the date hereof.

b.     Term of Employment.   The term of this Agreement shall commence on the Effective Date and shall continue until the second year anniversary date hereafter unless terminated pursuant to Paragraph 7 below (the “Term”).

2.     Position.

a.     During the Term, Executive shall serve as:                 of Lilien, a wholly-owned subsidiary of Sysorex Global Holdings Corp. (the “Company”) and as a member of the Initial Board (as defined in Section 7(b)(iii)). In general, Executive shall have and perform such duties as those for which Executive was responsible prior to the acquisition of Lilien by the Company on the date hereof. Executive shall have the authority                                             . However, HR, accounting and finance will be the responsibility of the Company’s CFO. Executive will have and perform other duties as shall be determined from time to time by the Company’s Board of Directors consistent with Executive’s position.

b.     During the Term, Executive will devote his full business time and efforts (excluding periods of vacation and sick days) to the performance of Executive’s duties hereunder, and will not engage in any other business, profession or occupation which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board, which consent shall not unreasonably be withheld. Executive may: (i) engage in personal investment activities (including for Executive’s immediate family); (ii) serve on the boards of nonprofit organizations and business entities; and/or (iii) be involved in other organizations, in each case provided that any of such activities do not materially interfere with Executive’s performance of his duties for Lilien or create a conflict of interest with that of Lilien. Specifically, Executive and his immediate family shall be prohibited from having an ownership interest in or be employed by any other company besides Lilien or the Company or which has a joint venture or equivalent relationship with any company which competes directly with Lilien.

c.     For the purposes of this Agreement, control or participation in any competing business shall be deemed to include (but shall not be limited to) ownership in excess of three percent (3%) of the aggregate capital stock of such competing business.

d.     Subject to such travel as the performance of Executive’s duties may reasonably be requested by the Company’s Board, Executive shall perform the duties required of him by this Agreement in his office located in Larkspur, California.

3.     Compensation.

a.     Base Salary.   Executive’s Gross Base Salary, is hereinafter referred to as “Base Salary.” During the term, Lilien shall pay to Executive an annual Base Salary at the rate of $          , paid in accordance with Lilien’s regular payroll practices, but not less frequently than monthly. Executive’s Base Salary will be subject to all appropriate legally required tax deductions.

b.     Bonus.   In addition to Base Salary, Executive shall be entitled to incentives based on a compensation plan to be agreed to between Lilien and the Executive, as the same may be amended, modified or supplemented from time to time (“Incentives”).  During the Term, the determination of whether to authorize additional bonuses and the timing and amount of such bonuses, shall be made by the Board in its discretion.

4.     Benefits and Insurance.

a.     Executive Benefits.   During the Term, Executive shall be entitled to participate in Lilien’s and/or the Company’s employee and/or executive benefit plans (other than any annual incentive or other compensation or severance plans or programs, which benefits are set forth in this Agreement) as in effect from time to time (collectively “Executive Benefits”), on the same basis as those benefits are generally made available to other senior Lilien executives. Such Executive Benefits shall include, but not be limited to, health, dental, defined contribution plan, executive automobiles, disability and life insurance benefits. Lilien reserves the right to change or cancel any Executive Benefits at its sole discretion, except as specifically set forth in this Agreement.

b.     Directors and Officers Liability Insurance.   During the Term, and for a reasonable period (not less than one year) thereafter, the Company shall maintain Directors and Officers liability insurance coverage for Executive in a total coverage amount determined by the Board to be reasonable, provided that, if Executive’s employment is terminated for “Cause” or Executive resigns his employment without “Good Reason,” each term as defined herein, the Company may, at its discretion, elect not to maintain Directors and Officers liability insurance coverage for Executive after Executive’s termination date.

5.     Business Expenses. During the Term, Lilien shall reimburse Executive for, or pay on behalf of Executive, all reasonable and customary business expenses, including, but not limited to, travel expenses incurred by Executive in the performance of Executive’s duties hereunder.

6.     Vacations. During the Term, Executive shall be entitled to _____ paid days of vacation annually and such other time off as is provided under the Lilien employee manual. Up to _______ days of paid vacation may be accrued and used in the following years.

7.     Termination. The Executive’s employment hereunder shall continue from the effective date of this Agreement through the end of the Term, unless terminated earlier by Lilien or by Executive pursuant to this Paragraph 7. Lilien and Executive agree to enter into good faith negotiations for any successor agreement or extension of the Term no later than 6 months prior to the expiration of the Term, unless Lilien provides notice to Executive of its intention not to extend the Agreement with Executive. No later than 6 months prior to the expiration of the Term, Lilien shall submit written notice to Executive indicating Lilien’s intent to initiate negotiations for a successor Agreement, extend the Term, or not to extend the Agreement with Executive. Executive shall respond to Lilien, in writing, no later than 20 days after receipt of Lilien’s request.

a.     Termination By the Company For Cause; Resignation By Executive Without Good Reason.

(i)

The Term and Executive’s employment hereunder may be terminated by Lilien for Cause (as defined herein). Additionally, Executive’s employment shall terminate automatically upon Executive’s resignation without Good Reason (as hereinafter defined).

(ii)

For purposes of this Agreement, “Cause” shall mean: (A) Executive’s indictment for, or plea of nolo contendere to a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; (B) Executive’s material fraud in connection with Executive’s duties hereunder which is materially injurious to the financial condition or business reputation of Lilien; provided, that no such termination shall be effective as a termination for “Cause” unless Executive has been given written notice by the Board of its intention to terminate Executive’s employment for Cause, stating the grounds for such purported termination and Executive has had an opportunity to address such allegations with the Board; or (C) in the event the gross profit for the calendar years ending December 31, 2013 and 2014 attributable to Lilien are more than twenty-five (25%) percent below the Gross Profit Projections for Lilien (Exhibit A) provided by, and agreed to, by Executive.

(iii)	If Executive’s employment is terminated by Lilien for Cause or if Executive resigns without Good Reason (as hereinafter defined), Executive shall be entitled only to receive:

(A)	Executive’s Base Salary earned through the date of Executive’s termination;

(B)	reimbursement for any business expenses properly incurred by Executive in accordance with Lilien policy prior to the date of Executive’s termination;

(C)	such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled as of the effective date of termination under the employee benefit plans of Lilien;

  The amounts described in clauses 7(a)(iii)(A) through (C) are referred to herein as the “Accrued Rights”.

b.     Termination by Lilien Without Cause; Resignation by Executive for Good Reason; Termination Due to Change in Control.

(i)

The Term and Executive’s employment hereunder may be terminated by Lilien without Cause, or by Executive’s resignation for Good Reason (as defined below), or due to a Change in Control (as defined below).

(ii)

For purposes of this Agreement, “Good Reason” shall mean only: (A) the failure of Lilien to pay or cause to be paid, or to provide or cause to be provided, any part of Executive’s compensation, benefits or perquisites when due hereunder that is not applicable to all other senior executives, or failure to provide a work atmosphere free from hostilities; (B) any diminution in Executive’s title, position, authority responsibilities from those described herein, except in connection with Lilien’s successorship plan or planning as duly authorized by the Board; (C) relocation of the Company’s offices by more than fifty (50) miles from its current offices; or (D) failure of any successor company that acquires assets or stock of Lilien to assume the Agreement and the obligations hereunder, except in connection with Lilien’s successorship plan or planning as duly authorized by the Board; provided that the events described in clauses (A) through (D) of this Paragraph 7(b)(ii) shall constitute Good Reason only if Lilien fails to cure such event to Executive’s reasonable satisfaction within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason. Executive’s determination that Good Reason exists shall be subject to review, at Lilien’s election, through arbitration in accordance with Paragraph 13 herein.

(iii)

The Term and Executive’s employment hereunder may be terminated by Executive upon a Change in Control (as defined below) of Lilien. For purposes of this Agreement, “Change in Control” shall occur in the event that, during any period of three (3) consecutive months commencing after the date of this Agreement, a majority of the Board is not comprised of any combination of (A) Board members as of the date of the Agreement (collectively, the “Initial Board”); (B) individuals recommended by a majority of the Initial Board to succeed members of the Initial Board; and (C) individuals added to the Initial Board by decision of a majority of the Initial Board. "Change in Control" shall also occur in the event Executive is removed or otherwise loses his seat on the Board against his wishes.

(iv)

If the Term and Executive’s employment is terminated by Lilien without Cause or, if Executive resigns for Good Reason, or due to a Change in Control (each term as defined above), Executive shall be entitled only to receive, in addition to all Accrued Rights:

(A)

the amount equal to one year of Executive’s Base Salary, payable in monthly installments equal to Executive’s monthly Base Salary for the twelve (12) months beginning with Lilien’s payroll date following Executive’s date of termination.

(B)	all non-vested shares of Company stock or other non-vested option or equity grants to Executive shall vest on the date of termination;

(C)	such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled for a period of one year immediately following Executive’s date of termination;

(D)

payment of premiums by Lilien for health, disability, long term care and life insurance coverage equivalent to that provided to Executive pursuant to Lilien’s benefit plans through the end of the Term. Executive may elect continuation of health coverage under COBRA, as eligible;

(E)	Directors and Officers liability insurance coverage in a total coverage amount determined by the Board to be reasonable for a period of one year after Executive’s termination date.

c.     Termination Due to Death.

(i)

The Term and Executive’s employment hereunder shall terminate upon Executive’s death. Upon termination of the Term and Executive’s employment hereunder for Executive’s death, Executive’s spouse or estate (as the case may be) shall be entitled only to receive the Accrued Rights.

d.     Termination Due to Disability.

(i)

The term “Disability” shall mean if Executive becomes physically or mentally incapacitated and is therefore unable to perform the essential functions of Executive’s position as President for a consecutive period of three (3) months during the Term.

(ii)	Upon termination of the Term and Executive’s employment hereunder for Executive’s Disability, Executive shall be entitled only to receive:

(A)	the Accrued Rights;

(B)	for the first six months of Executive’s Disability, the sum of Executive’s then-current Base Salary and Target Annual Incentive, each prorated for such six month period;

(C)

for the remaining Term (which period shall commence on the first day after the period set forth in 7(d)(ii)(B) above), the sum of Executive’s then-current Base Salary and Incentives (assuming performance at 100% of targets and achievement of all MBO objectives), less all amounts Executive received pursuant to applicable disability insurance policies covering Executive for such period (including but not limited to all disability insurance policies provided to Executive by the Company);

e.     Notice of Termination.   Any purported termination of the Term and Executive’s employment by Lilien or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, provided that the procedures set forth in Paragraph 7(a)(ii) and 7(b)(ii) herein must be complied with in respect of any termination by Lilien for “Cause” or resignation by Executive for “Good Reason.”

8.     Confidential Information.

a.     Executive will not at any time (whether during or after Executive’s employment with Lilien) retain or use for the benefit, purposes or account of Executive or any other Person or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside of Lilien (other than its professional advisers who are bound by confidentiality obligations or as otherwise required in connection with the proper performance of his duties on behalf of Lilien), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, strategies, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, profits, pricing, costs, products, services, vendors, customers, clients, partners, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions -- concerning the past, current or future business, activities and operations of Lilien and/or any third party that has disclosed or provided any of same to Lilien on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b.      “Confidential Information” shall not include any information that is: (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law or legal process to be disclosed; provided that Executive shall give prompt written notice to Lilien of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by Lilien to obtain a protective order or similar treatment at Lilien’s sole expense.

c.     Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal and other professional advisors, or as he may be compelled by law or legal process, the contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Paragraph 8 of this Agreement provided they agree to maintain the confidentiality of such terms, and may disclose the contents of this Agreement in order to enforce its terms.

d.     Upon termination of Executive’s employment with Lilien for any reason, Executive shall cease and not thereafter commence use of any Confidential Information owned or used by Lilien, and upon notification from the Company shall destroy, delete, or return to Lilien, at Lilien’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or is otherwise the property of Lilien, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

The provisions of this Paragraph 8 shall survive the termination of Executive’s employment with Lilien for any reason.

9.     Intellectual Property.

a.     If Executive creates, invents, designs, develops, contributes to or improves any United States or foreign works of authorship, design, program, software, source code, inventions, materials, documents, inventions, trade secrets, processes, patent applications, patents, know-how, copyrightable subject matter, and/or other intellectual property or work product of any kind (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of Executive’s employment and/or with the use of any Lilien resources (“Lilien Works”), Executive shall promptly and fully disclose same to Lilien, hereby irrevocably relinquishes for the benefit of Lilien and its assigns any rights Executive may have to Lilien Works, and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Lilien to the extent ownership of any such rights does not vest originally in Lilien, without further consideration.

b.     During or after the Term, Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Lilien’s expense (but without further remuneration) to assist Lilien in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Lilien’s rights in Lilien Works.

c.     The provisions of this Paragraph 9 shall survive the termination of Executive’s employment for any reason.

10.   Specific Performance. Executive acknowledges and agrees that Lilien’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 8 or 9, would be inadequate and Lilien would suffer irreparable damages as a result of such breach. In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, Lilien, without posting any bond, and without the necessity of proof of actual damages, shall be entitled to obtain injunctive relief restraining any threatened or further breach, or any other equitable remedy which may then be available.

11.   Indemnification.

a.     Lilien shall defend, indemnify and hold harmless Executive to the fullest extent of the law from and against any and all loss, liability, damage or expense (including reasonable attorney’s fees and expenses incurred in connection with the investigation, defense or negotiation of a settlement thereof or otherwise) (collectively, “Losses”) arising from any claim or threatened claim by any third party with respect to, or in any way related to, Lilien, this Agreement or Executive’s services hereunder (collectively “Claim”). Executive shall give Lilien prompt notice of any such Claim known to him, and Lilien, in its sole discretion, then may take such action as it deems advisable to defend the Claim on behalf of the Executive. (The failure by Executive to give such a prompt notice shall not affect the right to indemnification except to the extent Lilien is materially prejudiced thereby.) Lilien shall have the sole and exclusive right to use counsel of its own choosing, shall control the defense of any such Claim in all respects, and shall have the sole and exclusive right to negotiate and settle any such Claim on behalf of Executive. Notwithstanding the foregoing, Executive shall have the right to employ his own legal counsel in defense of any Claim, with the reasonable fees and expenses of such counsel to be paid by Lilien, provided that Lilien determines that there exists a conflict of interest by reason of having common counsel in any such Claim. Executive shall cooperate fully with Lilien and its counsel in all respects in connection with the defense of any Claim and in any attempt made to settle the matter. Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against Executive, (b) any sums paid by Executive in settlement, and (c) the expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with its defense. Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to indemnification for Losses under this Paragraph 13 for any claim or allegation made by Lilien against Executive arising out of Executive’s breach of this Agreement; or if it is adjudicated by a court of competent jurisdiction that any Losses were the direct result of the gross negligence or willful misconduct by Executive and, if so proven, Executive shall reimburse Lilien for the costs of defense incurred by Lilien.

b.     Notwithstanding anything elsewhere to the contrary, this Paragraph 11 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment.

12.   No Mitigation; No Set Off.     In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

13.   Arbitration. Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executive’s employment (“Arbitrable Dispute”) shall be determined in accordance with the existing arbitration agreement between Executive and Lilien.

14.   Section 409A.      The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The provisions of this Paragraph 14 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment. Notwithstanding anything herein to the contrary, if at the time of an Executive’s termination of employment the Executive is a “specified employee” of a publicly traded company as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment (or the earliest date as is permitted under Code Section 409A).

15.   Miscellaneous.

a.     Governing Law.      This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to the conflict of laws provisions thereof. The parties hereto do hereby consent and submit to the venue and jurisdiction of the state and federal courts sitting in Santa Clara County, California, as the sole and exclusive forum for the enforcement of an award pursuant to arbitration or, if no arbitration agreement between the parties is in place or such agreement is deemed unenforceable, for the enforcement of this Agreement.

b.     Entire Agreement/Amendments.     This Agreement contains the entire understanding of the parties with respect to the employment of Executive by Lilien. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.     No Waiver.     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.     Severability   In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.     Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Lilien solely to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Lilien. Upon such assignment, the rights and obligations of Lilien hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.     Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Parties. Lilien shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Lilien to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Lilien would be required to perform it if no such succession had taken place. As used in this Agreement, “Lilien” shall mean Lilien and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise. If Executive should die while any accrued amount would still be payable to him hereunder had he continued to live, the accrued amounts, with the exception of any life, disability or health insurance premiums, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there is no such designee, to his estate.

g.     Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Lilien:	LILIEN SYSTEMS 3375 Scott Blvd., Suite 440 Santa Clara, CA 94054 Fax: 703-886-7219 Attention: Nadir Ali, CEO
with a copy to:	DAVIDOFF HUTCHER & CITRON LLP 605 Third Avenue, 34th Floor New York, New York 10158 Fax: (212) 286-1884 Attention: Elliot H. Lutzker, Esq.
If to the Executive,
to:

With a copy to:

h.     Executive Representations.      Executive hereby represents to Lilien that the execution and delivery of this Agreement by Executive and Lilien and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive further represents that he has been advised by, or has consulted with his own independent counsel with respect to the negotiation of, and his decision to enter into, this Agreement and acknowledges that he understands the meaning and effect of each and every term and provision contained herein.

i.     Prior Agreements    This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and Lilien regarding the terms and conditions of Executive’s employment with Lilien.

j.     Withholding Taxes.     Lilien shall withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

k.     Counterparts.     This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE:

________________________________          Dated: March ___, 2013

[                          ]

LILIEN SYSTEMS

_________________________________          Dated: March ___, 2013

By:        Nadir Ali

Title:     CEO